SmileDirectClub Announces Appointment of Linda Williams to Board of Directors

Transformational Healthcare Executive Brings Valuable Expertise and Perspective

NASHVILLE, Tenn., May 31, 2022 – SmileDirectClub, Inc. (Nasdaq: SDC), the next generation oral care company with the first medtech platform for teeth straightening, today announced the appointment of Linda Williams as an independent director on its Board of Directors. Her appointment as an independent director will be effective June 3, 2022, immediately following the Company’s annual meeting of stockholders to be held on the same date.

Ms. Williams is an accomplished executive who brings extensive business, regulatory, and information security experience in the healthcare and insurance industries. Having served in a number of senior leadership roles, she has a strong track record of creating successful business strategies that build brands while reducing costs and driving growth. Ms. Williams currently serves as the Senior Vice President and Chief Risk and Audit Executive at Blue Cross Blue Shield of Massachusetts where she leads audit efforts and provides oversight of investments and enterprise level business risks including cybersecurity.

“Linda joins the Board at a pivotal stage in SmileDirectClub’s trajectory, bringing deep business expertise that can help the Company continue to drive operational execution and reengage growth,” said David Katzman, Chief Executive Officer and Chairman of SmileDirectClub. “We welcome her valuable perspective as we continue to address the massive untapped market opportunity before us while focusing on our core growth initiatives, increasing near-term profitability and delivering value for our shareholders.”

Ms. Williams currently also serves on the board of the Robert F. Kennedy Children’s Action Corps and the Morgan Memorial Goodwill Industries. She holds a bachelors degree from The Johns Hopkins University in Baltimore, Maryland.

Ms. Williams will join the Audit Committee of the SmileDirectClub Board of Directors and increase the Board’s representation of diverse communities. Following the appointment, SmileDirectClub’s Board will be comprised of eight directors, three of whom will be independent.

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About SmileDirectClub
SmileDirectClub, Inc. (Nasdaq: SDC) (“SmileDirectClub”) is an oral care company and creator of the first medtech platform for teeth straightening. Through its cutting-edge telehealth technology and vertically integrated model, SmileDirectClub is revolutionizing the oral care industry. SmileDirectClub’s mission is to democratize access to a smile each and every person loves by making it affordable and convenient for everyone. SmileDirectClub is headquartered in Nashville, Tennessee, USA. For more information, please visit SmileDirectClub.com.

Contact: SmileDirectClub Media Relations: Press@SmileDirectClub.com

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